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                                                                    Exhibit 99.1

Combined Professional Services Subsidiary Patron Systems, Inc. Announces Letter of Intent to Merge with TrustWave Corp.
Thursday October 24, 9:00 am EST

Chicago, IL and Annapolis, MD--(BUSINESS WIRE)--October 24, 2002--Combined Professional Services, Inc. (OTCBB: CPFS) is pleased to announce that its subsidiary, Patron Systems, Inc. has signed a Letter of Intent to merge with TrustWave Corp., a Maryland corporation. Both companies are completing the due diligence process and expect to execute definitive agreements within the next month. The terms of the merger will be announced once the transaction is complete.

TrustWave was formed in 1995 by Joseph Patanella, an eighteen year veteran of the National Security Agency (NSA). TrustWave provides Enterprise Information Assurance services and solutions to a wide range of corporate, educational, and government clients. TrustWave was the first organization to be rated and certified by the NSA to conduct Critical Infrastructure Assessments under the Agency's INFOSEC Assessment Methodology (IAM), a key to Presidential policy establishing security benchmarks for the nation's critical infrastructure.

Focused on network and Internet security issues for over twenty years, former NSA operatives comprise the core of the technicall services staff of TrustWave and have extensive experience in Information Technology and security solution implementation for the U.S. Department of Defense, the U.S. Secret Service, the U.S. Department of Justice and the Federal Bureau of Investigation.

"TrustWave provides an ideal fit for a Security Services Group," notes CPFS and Patron Systems CEO, Patrick Allin. "TrustWave has a unique market position given the NSA background of its professionals, as well as the (INFOSEC) assessment methodology upon which the offerings of the company are based. We are pleased with the opportunity to work with such an exceptional group to realize our common mission to provide trusted information security solutions and ongoing compliance certifications to global enterprises."

TrustWave President and CEO, Joseph Patanella, responds "We believe this transaction will put us in the best position to realize our shared vision of enterprise Information Assurance. Our complementary skills and capabilities will allow us to gain the trust and confidence of the world's largest organizations in providing them comprehensive and trusted Information Assurance solutions." TrustWave's current Chairman of the Board, Lt. General Kenneth A. Minihan (USAF
- Ret.) served as the Director of the NSA from 1996-1999.

Clients such as First Data Corporation, NASDAQ, American International Group
(AIG), BankOne, and Pfizer selected TrustWave to address enterprise-wide Information Assurance concerns which are broader and deeper than traditional system intrusion prevention. TrustWave works with large corporations and government agencies within a framework of systems and network engineering to develop strategic information security solutions. TrustWave is in a unique position to identify and deploy the best technical solutions for the enterprise actively securing the client network by monitoring events from threats both internal and external in a globally networked communications environment. TrustWave has also trained federal law enforcement agents in electronic forensics and intrusion detection techniques.

TrustWave has expertise in all areas of Information Assurance, and offers the following services:

.. Vulnerability Assessments - including custom application penetration testing and software code review
.. Security Policy Development
.. Secure Architecture Design
.. Electronic Forensics and Investigations - combining technical, investigative, and legal experience
.. Security Training
.. Solutions Deployment - including firewall implementation, secure remote and Internet access, Intrusion Detection Systems (IDS), Virtual Private Networks
  (VPN) and electronic business applications, such as eCommerce applications and public key infrastructure (PKI).

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.. TrustSentry(R) 24x7 Managed Security Services - a comprehensive security solution that incorporates policy and architecture review with firewall and IDS management, including periodic vulnerability scanning.

TrustWave has also developed a breakthrough product called TrustKeeper(R), allowing organizations to measure compliance with any number of regulatory requirements or guidelines for information security. This product, which has been initially launched through First Data Corporation as its standard merchant security compliance program, is used to ensure HIPAA and GLBA compliance. It can also be tailored to ensure compliance with proprietary information security policies developed by an organization or in concert with a TrustWave Security Policy Development program.

The professional services staff of TrustWave will comprise the initial security specialist resource requirements for Patron Systems client projects

Contacts:

 Patron Systems, Inc., Chicago            Capital Market Relations
 Ryan Kirch, 312-493-2171                 Chris Rosgen, 949-481-9739
 IR@patronsystems.net                     chrisrosgen@capitalmarketrelations.com

 TrustWave Corp., Annapolis, Maryland

 Joseph Patanella, 410-573-6910 x2616

About Combined Professional Services subsidiary Patron Systems, Inc.

Combined Professional Services, Inc.'s subsidiary, Patron Systems, Inc., is a development stage information security company incorporated in April 2002 to provide security services and technology products to global enterprises. Patron's Security Services Group intends to work with organizations to provide comprehensive, certifiable solutions for trusted information environments. Initial offerings are contemplated to include vulnerability assessments; compliance and certification reviews, training, remediation, monitoring, and managed services. Patron's Technology Products Group, through its planned acquisition of third generation software and hardware, plans to help enterprises address security needs holistically throughout the IT environment. Patron Systems intends to deploy products maintaining the highest standards of independence, product quality and functionality, as well as ROI for the client organization.

Forward Looking Statements

The statements made in this press release are forward-looking and are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. No definitive merger agreement has been executed by the parties and there can be no assurance that the proposed transaction will be completed. The uncertainties and risks also include, but are not limited to, the ability to complete the proposed merger with TrustWave or any other acquisitions, the ability of CPFS, Patron or TrustWave to execute effectively its business plan, changes in the market for information security solutions, changes in market activity, anticipated increases in customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. The Company assumes no obligation to update information concerning its expectations.

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